EXHIBIT 15.1

NOTICE OF SHAREHOLDER ACTION TO BECOME EFFECTIVE ON OR ABOUT

NOVEMBER 28, 2019

To the Shareholders of China Natural Resources, Inc.:

NOTICE IS HEREBY GIVEN that the holder of a majority of the issued and outstanding voting securities of China Natural Resources, Inc., a British Virgin Islands corporation (the “Company”), has approved and authorized the following corporate action:

(1)

The election of two Class III Directors, each to hold office for a three-year term, until immediately following the annual meeting of Shareholders at which his successor is duly elected and qualified as hereinafter described; and

(2)

The ratification of the engagement of Ernst & Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The corporate actions described above will become effective on or about November 28, 2019 but not sooner than 20 days following the date that this Notice and the accompanying Information Statement are first mailed to our Shareholders.

WE ARE NOT SOLICITING PROXIES AND WE REQUEST THAT YOU DO NOT SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our Shareholders of the actions being taken before they become effective. This Information Statement is first mailed to our Shareholders on or about November 7, 2019.

We thank you for your continued support.

On Behalf of the Board of Directors
/s/ Yue Ming Wai Bonaventure

Yue Ming Wai Bonaventure Corporate Secretary

Hong Kong, PRC

November 7, 2019

CHINA NATURAL RESOURCES, INC.

Room 2205, 22/F

West Tower, Shun Tak Centre

168-200 Connaught Road Central

Sheung Wan, Hong Kong

____________________________________

INFORMATION STATEMENT

FOR

2019 ANNUAL MEETING OF SHAREHOLDERS

____________________________________

This Information Statement is being furnished to you by the Board of Directors of China Natural Resources, Inc. (“we,” “us,” “our” or the “Company”) in connection with corporate action approved and authorized by the holder of a majority of our outstanding common shares (the “Majority Shareholder”) relating to our 2019 annual meeting of Shareholders. The corporate actions described in this Information Statement will become effective on or about November 28, 2019 in accordance with the written consent in lieu of meeting executed by the Majority Shareholder, but no sooner than 20 days following the date that this Information Statement is first mailed to our Shareholders (the “Effective Date”). The 2019 annual meeting of Shareholders shall be deemed to occur on the Effective Date.

Elimination of the need to hold an in-person 2019 annual meeting of Shareholders for the purposes described in the accompanying Notice of Shareholder Action is based upon authority contained in the laws of the British Virgin Islands, our Amended and Restated Memorandum and Articles of Association and rules of The Nasdaq Capital Market® (“NASDAQ”) applicable to foreign private issuers such as our company. The laws of the British Virgin Islands do not require that we hold an in-person annual meeting and our Amended and Restated Memorandum and Articles of Association provides that the written consent of holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and votes, may be substituted for such an in-person meeting. Moreover, NASDAQ does not require a foreign private issuer to hold an in-person annual meeting if the laws of the issuer’s home jurisdiction do not require that an in-person annual meeting be held. Our use of this Information Statement will relieve us of the expense of soliciting proxies and holding an “in-person” annual meeting of Shareholders.

A copy of our Annual Report on Form 20-F, including audited consolidated financial statements for years ended December 31, 2016, 2017 and 2018, accompanies this Information Statement.

This Information Statement is first being mailed on or about November 7, 2019 to Shareholders of record on October 18, 2019 (the “Record Date”), and is being provided to inform you of the corporate actions described herein before they take effect. This Information Statement constitutes notice under our Amended and Restated Articles and Memorandum of Association of the action taken by written consent in lieu of meeting of Shareholders. A list of Shareholders as of the Record Date is available for examination by any Shareholder for a proper purpose during normal business hours at our offices. No dissenter’s rights are afforded to our Shareholders under the laws of the British Virgin Islands in connection with the adoption of these actions.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

CONVENTIONS

Unless otherwise specified, all references in this Information Statement to "U.S. Dollars," "Dollars," "US$," or "$" are to United States dollars; all references to "Hong Kong Dollars" or "HK$" are to Hong Kong dollars; and all references to "Renminbi" or "CNY" are to Renminbi Yuan, which is the lawful currency of the People's Republic of China.  The accounts of the Company and its subsidiaries are maintained in either Hong Kong Dollars or Renminbi. The financial statements of the Company and its subsidiaries are prepared in Renminbi. Translations of amounts from Renminbi to U.S. Dollars, and from Hong Kong Dollars to U.S. Dollars are for the convenience of the reader.  Unless otherwise indicated, any translations from Renminbi to U.S. Dollars or from U.S. Dollars to Renminbi have been made at the single rate of exchange (the “CNY Exchange Rate”) as quoted by www.ofx.com on December 31, 2018, which was U.S.$1.00 = CNY6.8785. Translations from Hong Kong Dollars to U.S. Dollars have been made at the official pegged exchange rate of US$1.00 = HK$7.80 as at December 31, 2018. The Renminbi is not freely convertible into foreign currencies and no representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the CNY Exchange Rate or at all.

FOREIGN PRIVATE ISSUER STATUS

We are a “foreign private issuer” within the meaning of Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Foreign private issuers are not required to provide all of the disclosure required to be included in reports filed under the Exchange Act by Exchange Act reporting companies that are not foreign private issuers. In addition, foreign private issuers are not subject to certain provisions of the Exchange Act, including Section 14A of the Exchange Act relating to the preparation, filing and dissemination of proxy statements and information statements. Therefore, this Information Statement may not contain all of the disclosure required to be included in information statements prepared in accordance with Section 14A and Schedule 14A thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us concerning the beneficial ownership of our common shares as of the October 18, 2019 Record Date by:

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each person known by us to be the owner of more than 5% of our outstanding common shares;

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each of our directors and director nominees;

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each of our executive officers and key management of our operating subsidiaries; and

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all executive officers and directors as a group.

Common shares are our only outstanding voting securities. As of the Record Date, there were 24,910,916 common shares issued and outstanding. Unless otherwise indicated (a) each person identified in the table has sole voting and dispositive power with respect to all shares shown as beneficially owned and (b) the address of each beneficial owner is Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The term “beneficial owner” of securities refers to any person who, even if not the record owner of the securities, has or shares the underlying benefits of ownership. These benefits include the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. A person is also considered to be the “beneficial owner” of securities that the person has the right to acquire within 60 days by option or other agreement. Beneficial owners include persons who hold their securities through one or more trustees, brokers, agents, legal representatives or other intermediaries, or through companies in which they have a “controlling interest,” which means the direct or indirect power to direct the management and policies of the entity.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Li Feilie	14,780,593	(1)	59.33%
Wong Wah On Edward	400,000		1.61%
Tam Cheuk Ho	281,926		1.13%
Yue Ming Wai Bonaventure	—		—
Lam Kwan Sing	—		—
Ng Kin Sing	—		—
Yip Wing Hang	—		—
Yu Jun	—		—
Yao Yangli	—		—
Officers and directors as a group (9 persons)	15,462,519		62.07%

———————

(1)

Mr. Li is not an officer or director of the Company but is an officer and/or director of certain of our subsidiaries, and ultimately controls the Company through his beneficial ownership of our shares, his ability to elect the Board of Directors and his ownership of a substantial amount of Company debt. Consists of (a) 14,480,593 outstanding common shares held in the name of Feishang Group Limited (“Feishang Group”), a British Virgin Islands corporation that is wholly owned by Mr. Li, and (b) 300,000 outstanding common shares held by Mr. Li.

OUR DIRECTORS AND EXECUTIVE OFFICERS

Board Members and Executive Officers

Our Board of Directors is responsible for the overall management of our company. The Board of Directors is divided into three classes, designated Class I, Class II and Class III. The Board of Directors currently includes two Class I Directors, two Class II Directors, and two Class III Directors. The following table presents information about our Directors:

Name	Director Class	Term Expires
Yue Ming Wai Bonaventure	Class I	Immediately following our annual meeting of Shareholders in 2020
Ng Kin Sing	Class I	Immediately following our annual meeting of Shareholders in 2020
Lam Kwan Sing	Class II	Immediately following our annual meeting of Shareholders in 2021
Yip Wing Hang	Class II	Immediately following our annual meeting of Shareholders in 2021
Wong Wah On Edward	Class III	Immediately following our annual meeting of Shareholders in 2019
Tam Cheuk Ho	Class III	Immediately following our annual meeting of Shareholders in 2019

The name, age and business experience of each of our Directors, Executive Officers and key employees is as follows:

Yue Ming Wai Bonaventure (age 52)

Director, Chief Financial Officer and Corporate Secretary

Mr. Yue Ming Wai Bonaventure was appointed as Director in August 2016, and as Chief Financial Officer and Corporate Secretary in April 2015. Mr. Yue has been the chief financial officer and the company secretary of Feishang Anthracite Resources Limited, an affiliate of the Company through common control (“Feishang Anthracite”), since January 2014, and an executive director of Feishang Anthracite since May 2015. He has been principally employed by Shenzhen Chixin Xinxi Consulting Co. Ltd., an indirect wholly owned subsidiary of Feishang Anthracite, as its general manager since October 2013.  He served as our Financial Controller from April 2008 to January 2014. He has also been appointed as an independent non-executive director of A. Plus Group Holdings Limited, a company listed in Hong Kong, since March 2016, and an independent non-executive director of Palace Banquet Holdings Limited, a company listed in Hong Kong, since January 2019. Mr. Yue graduated from Hong Kong Baptist University with a Bachelor of Business Administration degree and was awarded a Master of Science degree in accounting and finance from the University of Manchester. He is a fellow member of the Hong Kong Institute of Chartered Secretaries, the Hong Kong Institute of Certified Public Accountants, and the Institute of Chartered Accountants in England & Wales. Mr. Yue is also a member of Chartered Accountants Australia & New Zealand, and a member certified in Enterprise and Intangible Valuations of the American Institute of Certified Public Accountants.

Ng Kin Sing (age 57)

Director

Mr. Ng Kin Sing has been a non-employee Director and a member of our Audit Committee and Nominating and Governance Committee since December 2004, and a member of our Compensation Committee since November 2007. He served as a director and a member of the audit committee of China Resources Development, Inc., a predecessor (“China Resources”) from February 1999 until completion of a merger in December 2004 effected for purposes of changing our domicile to the British Virgin Islands (the “Redomicile Merger”). From March 2012 to present, Mr. Ng has been the director of Sky Innovation Limited, a private investment company. Mr. Ng holds a Bachelor’s degree in Business Administration from the Chinese University of Hong Kong.

Lam Kwan Sing (age 50)

Director

Mr. Lam Kwan Sing has been a non-employee Director and a member of our Audit Committee and Nominating and Governance Committee since December 2004, and a member of our Compensation Committee since November 2007. He served as a director and a member of the audit committee of China Resources from March 2003 until completion of the Redomicile Merger. Mr. Lam has been an independent non-executive director of Summit Ascent Holdings Limited, a Hong Kong listed company, since June 2019. From November 2016 to present, Mr. Lam has been the chief executive officer and executive director of SFund International Holdings Ltd., a Hong Kong listed company. He is also an independent non-executive director of Hao Tian Development Group Limited, a Hong Kong listed company, since August 2012. From August 2010 to August 2017, Mr. Lam was the executive director of China Smarter Energy Group Holdings Limited, a Hong Kong listed company, where he was responsible for corporate development. Mr. Lam was the executive director and chief executive officer of Enterprise Development Holdings Limited, a Hong Kong listed company, from February 2012 to May 2015 and from May 2013 to May 2015, respectively. Mr. Lam holds a Bachelor’s degree in Accountancy from the City University of Hong Kong.

Yip Wing Hang (age 53)

Director

Mr. Yip Wing Hang has been a non-employee Director and a member of our Audit Committee and Nominating and Governance Committee since June 2006, and a member of our Compensation Committee since November 2007. From January 2018 to present, Mr. Yip has been the senior director of Winsome Asset Management Ltd., where he is responsible for managing high-net-worth clients’ assets on discretionary basis. Mr. Yip has served as adjunct associate professor at the Institute of China Business, the University of Hong Kong SPACE since 2013. From October 2010 to December 2017, Mr. Yip was the marketing director of Athena Financial Services Limited where he was responsible for the sale and distribution of financial products. Mr. Yip holds a Master’s degree in Sustainability from University of Cambridge and a Master’s degree in Accounting and Finance from the Lancaster University, United Kingdom. He is also a Chartered Banker in the United Kingdom.

Wong Wah On Edward (age 56)

Chairman of the Board of Directors, President and Chief Executive Officer

Mr. Wong Wah On Edward was appointed as Director in April 2015, and as Chairman of the Board of Directors, President and Chief Executive Officer in August 2016. Mr. Wong has also served as a director of Feishang Anthracite since February 2013. He served as one of our Directors from January 1999 to January 2014, as our Financial Controller from December 2004 to January 2008, as our Secretary from February 1999 to January 2014, and as our Chief Financial Officer from January 2008 to January 2014. He served as secretary, financial controller and a director of China Resources from December 1997 to December 2004. Mr. Wong is a co-owner and has been principally employed as a director of Anka Consultants Ltd. (“Anka”), a privately-held company, since April 2008. Mr. Wong has also served as an independent non-executive director of Quali-Smart Holdings Limited, a Hong Kong listed company, since September 2015. He received a professional diploma in Company Secretaryship and Administration from the Hong Kong Polytechnic University. He is a fellow member of both the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants, and an associate member of the Hong Kong Institute of Chartered Secretaries. He is also a certified public accountant (practising) in Hong Kong.

Tam Chuek Ho (age 57)

Director

Mr. Tam Cheuk Ho was appointed as Director in April 2015. Mr. Tam has also served as a director of Feishang Anthracite since February 2013. He served as one of our Directors from December 1993 to December 1994 and from December 1997 to January 2014. He was also our Chief Financial Officer and Executive Vice President, from December 2004 to January 2008, and from January 2008 to January 2014, respectively. He served as the chief financial officer and a director of China Resources from December 1994 to December 2004. Mr. Tam is also a director and co-owner of Anka. He is a fellow member of both the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants. He is also a certified public accountant (practising) in Hong Kong. He holds a Bachelor of Business Administration degree from the Chinese University of Hong Kong.

Li Feilie (age 52)

Principal Beneficial Owner of China Natural Resources and Director of Subsidiaries

Mr. Li Feilie served as our Director, Chief Executive Officer and Chairman of the Board from February 2006 to August 2016. He currently serves as director of Feishang Mining Holdings Limited, Newhold Investments Limited, Pineboom Investments Limited, China Coal Mining Investment Limited, Feishang Dayun Coal Mining Limited, Feishang Yongfu Mining Limited and FMH Corporate Services Inc., each of which is a subsidiary of the Company. While Mr. Li is not an officer or director of the Company, he ultimately controls the Company through his services as an officer and/or director of certain of our subsidiaries, his beneficial ownership of our shares, his ability to elect the Board of Directors and his ownership of a substantial amount of Company debt. In addition to his directorships, Mr. Li provides strategic guidance relating to the various businesses in which he and his controlled companies invest. Through his related companies, Mr. Li also provides funding to support the Company’s operating expenses and holds a substantial amount of Company debt (See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below). He served as a director of Feishang Anthracite from January 2010 to July 2016, its chairman from December 2013 to July 2016, and its chief executive officer from December 2013 to March 2016. Mr. Li has been the chairman of Feishang Enterprise Group Limited (“Feishang Enterprise”), Wuhu City Feishang Industrial Development Company Limited (“Wuhu Industrial”) and Wuhu Feishang Port Co., Ltd., companies beneficially owned by him, since June 2000, from December 2001 to July 2011 and since October 2002, respectively. Mr. Li graduated from Peking University with a Bachelor’s degree and a Master’s degree in Economics.

Key Employees

The following table identifies the senior management of Bayannaoer City Feishang Mining Company Limited (“Bayannaoer Mining”), our operating subsidiary, and their ages and positions:

Name	Age	Position

Yu Jun	52	General Manager of Bayannaoer Mining
Yao Yangli	55	Deputy Chief Engineer of Bayannaoer Mining

Mr. Yu Jun was appointed as general manager of Bayannaoer Mining in January 2015. He has served as finance manager and chief finance officer of Bayannaoer Mining since 2005. Mr. Yu has over 25 years of experience in corporate finance. Prior to joining Bayannaoer Mining, he served the positions of finance manager and financial controller of several companies including subsidiary companies of Sichuan University. Mr. Yu graduated from the University of Electronic Science and Technology of China in 1989 and was awarded a bachelor’s degree from Southwestern University of Finance and Economics in 2004.

Mr. Yao Yangli was appointed as deputy chief engineer of Bayannaoer Mining in charge of exploration work in April 2012. Mr. Yao has almost 30 years of experience in mineral exploration. Prior to joining Bayannaoer Mining, he served as chief geological prospecting engineer, exploration project leader and chief engineer in several companies. Mr. Yao has been appointed as distinguished geologist consultant for the Land and Resources Department of Bayannaoer Municipal Government since 2012. Mr. Yao graduated from Guilin College of Geology (now known as Guilin University of Technology) with a bachelor’s degree in 1988 and holds a senior engineer accreditation.

Our executive officers do not devote their full time and attention to the business of the Company but devote so much of their time and attention as is necessary for them to carry out their duties. Our officers are elected annually at the Board of Directors meeting following the annual election of directors by Shareholders, and hold office until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal.

Meetings of the Board of Directors

During the year ended December 31, 2018, our Board of Directors held five meetings. All members of the Board attended all meetings of the Board. Action of the Board was also taken by unanimous written consent in lieu of meeting on 4 occasions during 2018.

Fees to Shareholders of the Board of Directors

Commencing July 1, 2017, we pay our independent (non-employee) directors a monthly directors’ fee equal to HK$10,000 (US$1,282). We do not otherwise pay fees to our Directors for their attendance at meetings of the Board of Directors or of Board committees; however, we may adopt a policy of making such payments in the future. We reimburse out-of-pocket expenses incurred by Directors in attending Board and committee meetings.

CORPORATE GOVERNANCE MATTERS

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

Audit Committee

Our Board of Directors has established an Audit Committee that operates pursuant to a written charter. Our Audit Committee, whose members currently consists of Yip Wing Hang, Lam Kwan Sing and Ng Kin Sing, is principally responsible for ensuring the accuracy and effectiveness of the annual audit of the financial statements. The duties of the Audit Committee include, but are not limited to:

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appointing and supervising our independent registered public accounting firm;

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assessing the organization and scope of the company’s interim audit function;

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reviewing the scope of audits to be conducted, as well as the results thereof;

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approving audit and non-audit services provided to us by our independent registered public accounting firm; and

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overseeing our financial reporting activities, including our internal controls and procedures and the accounting standards and principles applied.

Each member of the Audit Committee is an “independent” director, as such term is used in applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and in NASDAQ Rule 5605(a)(2). Our Audit Committee held a total of six meetings during fiscal 2018, which were attended by all of the Committee’s then current members.

A copy of the Amended and Restated Charter of the Audit Committee is posted on our website at www.chnr.net, and may be obtained by sending a written request to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The information posted on our website is not a part of or incorporated by reference into this Information Statement.

Audit Committee Financial Expert

In general, an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K, is an individual member of the Audit Committee who:

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understands generally accepted accounting principles and financial statements,

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is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

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has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to the our financial statements,

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understands internal controls over financial reporting, and

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understands audit committee functions.

An “audit committee financial expert” may acquire the foregoing attributes through:

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education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor or person serving similar functions;

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experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person serving similar functions; experience overseeing or assessing the performance of companies or public accounts with respect to the preparation, auditing or evaluation of financial statements; or

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other relevant experience.

Our Board of Directors has determined that Mr. Yip Wing Hang and Mr. Lam Kwan Sing are each an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Audit Committee Report

The following statement made by our Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under either of those acts.

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of our financial reporting processes. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent auditors are responsible for expressing an opinion as to the conformity of our consolidated financial statements with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”).

With respect to the year ended December 31, 2018, in addition to its other work, the Audit Committee:

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Reviewed and discussed with management and Ernst & Young Hua Ming LLP, our independent registered public accounting firm, our audited consolidated financial statements as of December 31, 2018 and the year then ended;

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Discussed with Ernst & Young Hua Ming LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent registered public accounting firm during its examination of our financial statements; and

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Received from Ernst & Young Hua Ming LLP written affirmation of its independence as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. In addition, the Audit Committee discussed with Ernst & Young Hua Ming LLP, its independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

The Audit Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in the 2018 Form 20-F for filing with the United States Securities and Exchange Commission (“SEC”).

Submitted by the Audit Committee of the Board of Directors:

/s/ Ng Kin Sing
/s/ Lam Kwan Sing
/s/ Yip Wing Hang

Nominating and Corporate Governance Committee; Shareholder Nominees for Director

Our Board of Directors has established a Nominating and Corporate Governance Committee that operates pursuant to a written charter. The current members of the Nominating and Corporate Governance Committee are Ng Kin Sing, Lam Kwan Sing and Yip Wing Hang. Each member of the Nominating and Corporate Governance Committee is an independent director, as such term is used in NASDAQ Rule 5605(a)(2).

The Nominating and Corporate Governance Committee is responsible for providing oversight on a broad range of issues surrounding the composition and operation of our Board of Directors. In particular, the responsibilities of the Nominating and Corporate Governance Committee include:

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identifying individuals qualified to become members of the Board of Directors;

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determining the slate of nominees to be recommended for election to the Board of Directors;

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reviewing corporate governance principles applicable to us, including recommending corporate governance principles to the Board of Directors and administering our Code of Ethics;

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assuring that at least one Audit Committee member is an “audit committee financial expert” within the meaning of regulatory requirements; and

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carrying out such other duties and responsibilities as may be determined by the Board of Directors.

The Nominating and Corporate Governance Committee is required to meet at least once annually, and more frequently if the committee deems it to be appropriate. The committee may delegate authority to one or more members of the committee; provided that any decisions made pursuant to such delegated authority are presented to the full committee at its next scheduled meeting. Discussions pertaining to the nomination of directors are required to be held in executive session. The Nominating and Corporate Governance Committee met on two occasions during the year ended December 31, 2018.

Shareholder Nominees for Directors:  The Nominating and Corporate Governance Committee will consider candidates for directors proposed by Shareholders, although no formal procedures for submitting the names of candidates for inclusion on management’s slate of director nominees have been adopted. Until otherwise determined by the Nominating and Corporate Governance Committee, a Shareholder who wishes to submit the name of a candidate to be considered for inclusion on management’s slate of nominees at the next annual meeting of Shareholders must notify our Corporate Secretary, in writing, no later than June 30 of the year in question of its desire to submit the name of a director nominee for consideration. The written notice must include information about each proposed nominee, including name, age, business address, principal occupation, telephone number, shares beneficially owned and a statement describing why inclusion of the candidate would be in our best interests. The notice must also include the proposing Shareholder’s name and address, as well as the number of shares beneficially owned by the proposing Shareholder. A statement from the candidate must also be furnished, indicating the candidate’s desire and ability to serve as a director. Adherence to these procedures is a prerequisite to the Board’s consideration of the Shareholder’s candidate. Once a candidate has been identified, the Nominating and Corporate Governance Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the Nominating and Corporate Governance Committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management’s slate of director nominees to be submitted for election to the Board.

There were no Shareholder recommendations for nomination to the Board of Directors in connection with the 2019 annual meeting of Shareholders. There are two Class III Director nominees who have been elected by the written consent of the Majority Shareholder, each of whom is an incumbent Director standing for reelection.

A copy of the Charter of our Nominating and Corporate Governance Committee is posted on our website at www.chnr.net, and may be obtained by sending a written request to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The information posted on our website is not a part of or incorporated by reference into this Information Statement.

Compensation Committee

Our Board of Directors has established a Compensation Committee that operates pursuant to a written charter. The current members of the Compensation Committee are Ng Kin Sing, Lam Kwan Sing and Yip Wing Hang. Each member of the Compensation Committee is an independent director, as such term is used in NASDAQ Rule 5605(a)(2).

The Compensation Committee is responsible for:

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Formulating corporate goals and objectives relevant to compensation payable to the CEO and other executive officers;

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Evaluating the performance of the CEO and other executive officers in light of these goals and objectives;

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Recommending to the Board for its adoption and approval, compensation payable to the CEO and other executive officers, including (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreement/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits;

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Administering and supervising our incentive compensation plans, including equity compensation plans;

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Recommending to the Board for its adoption and approval, awards to be made under our incentive compensation plans, including equity compensation plans; and

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Generally supporting the Board of Directors in carrying out its overall responsibilities relating to executive compensation.

The Compensation Committee is required to meet at least once annually and more frequently if the committee deems it to be appropriate. The committee may delegate authority to one or more members of the committee; provided that any decisions made pursuant to such delegated authority are promptly communicated to all other committee members. The Compensation Committee met on two occasions during the 2018 fiscal year.

A copy of the Charter of our Compensation Committee is posted on our website at www.chnr.net, and may be obtained by sending a written request to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The information posted on our website is not a part of or incorporated by reference into this Information Statement.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2018 were Ng Kin Sing, Lam Kwan Sing and Yip Wing Hang. No member of our Compensation Committee during the last completed fiscal year (a) was an officer or employee of China Natural Resources, Inc. or any of its subsidiaries, (b) was formerly an officer or employee of China Natural Resources, Inc. or any of its subsidiaries, or, (c) had any relationship requiring disclosure by China Natural Resources, Inc. under any paragraph of Item 404 of Regulation S-K.

Shareholder Communications with our Board of Directors

The Board recommends that communications with the Board be initiated, in writing, addressed to China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong, Attention: Corporate Secretary.  This centralized process will assist the Board in reviewing and responding to Shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our Secretary to forward such correspondence only to the intended recipient(s); however, the Board has also instructed our Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, some of that correspondence may be forwarded elsewhere within the Company for review and possible response.

Attendance at Annual Meeting of Shareholders

We have not adopted a formal policy on Board members’ attendance at in-person annual meetings of Shareholders, although all Board members are encouraged to attend in-person meetings. As discussed elsewhere in this Information Statement, we do not currently hold “in-person” meetings of Shareholders.

NASDAQ Requirements

Our common shares are currently listed on The NASDAQ Capital Market® and, for so long as our securities continue to be listed, we will remain subject to the rules and regulations established by NASDAQ as being applicable to listed companies. NASDAQ has adopted, and from time-to-time amends, NASDAQ Rule 5600 that imposes various corporate governance requirements on listed securities. Section (a)(3) of NASDAQ Rule 5615 provides that a foreign private issuer such as our company is required to comply with certain specific requirements of NASDAQ Rule 5600, but, as to the balance of NASDAQ Rule 5600, a foreign private issuer is not required to comply if the laws of its home jurisdiction do not otherwise mandate compliance with the same or substantially similar requirement.

We currently comply with those specifically mandated provisions of NASDAQ Rule 5600. In addition, we voluntarily comply with certain other requirements of NASDAQ Rule 5600, notwithstanding that our home jurisdiction does not mandate compliance with the same or substantially similar requirements; although we may in the future cease voluntary compliance with those provisions of NASDAQ Rule 5600 that are not mandatory. We do not to comply with the following provisions of NASDAQ Rule 5600, since the laws of the British Virgin Islands (our home jurisdiction) do not require compliance with the same or substantially similar requirements:

•

a majority of our directors are not independent as defined by NASDAQ rules (rather, one-half of the members of our Board of Directors are independent);

•

our independent directors do not hold regularly scheduled meetings in executive session (rather, all Board members may attend all meetings of the Board of Directors);

•

the compensation of our executive officers is recommended but not determined by an independent committee of the Board or by the independent members of the Board of Directors, and our CEO may be present in the deliberations concerning his compensation;

•

related party transactions are not required to be reviewed by Shareholders and we are not required to solicit Shareholder approval of: stock plans, including those in which our officers or directors may participate; stock issuances that will result in a change in control; the issuance of our stock in related party acquisitions or other acquisitions in which we may issue 20% or more of our outstanding shares; or, below market issuances of 20% or more of our outstanding shares to any person; and

•

we are not required to hold an in-person annual meeting to elect directors and transact other business customarily conducted at an annual meeting (rather, we complete these actions by written consent of holders of a majority of our voting securities).

We may in the future undertake voluntarily comply with one or more of the foregoing provisions of NASDAQ Rule 5600.

Code of Ethics

A Code of Ethics is a written standard designed to deter wrongdoing and to promote:

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honest and ethical conduct;

•

full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements;

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compliance with applicable laws, rules and regulations;

•

the prompt reporting of any violation of the code; and

•

accountability for adherence to the Code of Ethics.

We have adopted a Code of Ethics applicable to all of our employees, and additional provisions that apply only to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A copy of our Code of Ethics has been incorporated by reference as an exhibit to our Annual Report on Form 20-F and may be obtained, without charge, upon written request addressed to the attention of our Corporate Secretary, Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. A copy of our code of Ethics is also posted on our website at www.chnr.net. The information posted on our website is not a part of or incorporated by reference into this Information Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

The directors, officers and principal shareholders of a foreign private issuer such as the Company are not subject to ownership reporting obligations under Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the amount of compensation that was paid, earned and/or accrued, and awards made under the Company’s equity compensation plan, during the fiscal year ended December 31, 2018, to each of the individuals identified in Item 6(A) of the Annual Report on Form 20-F accompanying this Information Statement.

Name	Salary and Bonus (US$)	All Other Compensation

Directors and Officers
Li Feilie *	1	—
Wong Wah On Edward**	1	—
Tam Cheuk Ho**	1	—
Yue Ming Wai Bonaventure	1	—
Lam Kwan Sing	15,385	—
Ng Kin Sing	15,385	—
Yip Wing Hang	15,385	—

Senior Management
Yu Jun	10,031	—
Yao Yangli	28,299	—

———————

*

Mr. Li serves as director of certain subsidiaries of the Company. Does not include payments under an office sharing agreement pursuant to which Feishang Enterprise, a company controlled by Mr. Li, provides our subsidiary Shenzhen Feishang Management and Consulting Co., Limited (“Feishang Management”), with certain shared office space (see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below).

**

Does not include payments to Anka under an office sharing agreement pursuant to which Anka provides certain shared office space, accounting, administrative and secretarial services to the Company (see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below). Anka is jointly owned by Mr. Wong Wah On Edward and Mr. Tam Cheuk Ho.

Outstanding Equity Awards at Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each person named in the Summary Compensation Table as of December 31, 2018:

	OPTION AWARDS					STOCK AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Li Feilie *	—	—	—	—	—	—	—	—	—
Tam Cheuk Ho	—	—	—	—	—	—	—	—	—
Wong Wah On Edward	—	—	—	—	—	—	—	—	—
Yue Ming Wai Bonaventure	—	—	—	—	—	—	—	—	—
Lam Kwan Sing	—	—	—	—	—	—	—	—	—
Ng Kin Sing	—	—	—	—	—	—	—	—	—
Yip Wing Hang	—	—	—	—	—	—	—	—	—
Yu Jun	—	—	—	—	—	—	—	—	—
Yao Yangli	—	—	—	—	—	—	—	—	—

———————

*

Mr. Li serves as director of certain subsidiaries of the Company.

Employment Agreements and Related Matters

On April 2, 2015, we entered into Service Agreements with each of Yue Ming Wai Bonaventure (our Chief Financial Officer and a director), Tam Cheuk Ho (a director) and Wong Wah On Edward (our Chairman, Chief Executive Officer and President). Each of the agreements is for an initial term of one year and, thereafter, continues unless and until terminated by a party on not less than one months’ notice. Each of the agreements also provides for the payment to the individual of an annual fee of US$1.00, plus such equity awards as may from time to time be determined by our Compensation Committee.

On March 6, 2019, we entered into an employment agreement with Yu Jun for his services as general manager of Bayannaoer Mining for a term of one year expiring on March 6, 2020. The agreement is subject to renewal upon expiration of the initial term. For his services, Mr. Yu receives a salary at the rate of US$9,221 per year.

On April 22, 2019, we entered into an employment agreement with Yao Yangli for his services as deputy chief engineer for a term of one year expiring on April 22, 2020. The agreement is subject to renewal upon expiration of the initial term. For his services, Mr. Yao receives a salary at the rate of US$27,048 per year.

There are no current contracts, agreements or understandings to increase the annual cash compensation payable to any of our executive directors. For each of the three years ended December 31, 2018, no increases in cash compensation were authorized by the Compensation Committee under the Service Agreements, and we paid or accrued $nil, $nil and $nil, respectively, for cash compensation to our executive officers for their services as such.

We have no other service agreements or similar contracts with any of our officers or directors and maintain no retirement, fringe benefit or similar plans for the benefit of our officers or directors. We may, however, enter into employment contracts with our officers and key employees, adopt various benefit plans and begin paying compensation to our officers and directors as we deem appropriate to attract and retain the services of such persons. The Company and its subsidiaries have not set aside or accrued any amounts to provide pension, retirement or similar benefits to the Company’s Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information relating to our outstanding stock option plans as of December 31, 2018:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrant and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2014 Equity Compensation Plan (the “2014 Plan”) (1)	—	N/A	4,982,183
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	N/A	4,982,183

———————

(1)

The 2014 Plan was authorized by the Board of Directors on June 20, 2014 and was ratified and approved by Shareholders on July 21, 2014. Under the 2014 Plan, we reserve up to 20% of the number of common shares outstanding from time-to-time for issuances recommended by the 2014 Plan Committee and authorized by the Board of Directors, in connection with awards to officers, directors, employees and advisors in the form of options, stock appreciation rights and/or restricted stock. During the years ended December 31, 2016, 2017 and 2018, the Committee did not grant any awards under the 2014 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Commercial Transactions with Related Companies

On April 1, 2017, the Company signed an office sharing agreement with Anka (the “Anka Sharing Agreement”) which superseded all previously signed agreements between the parties, pursuant to which the Company shares (a) 184 square meters of the total area of the office premises and (b) certain costs and expenses in connection with their use of the office. Anka also provides accounting, secretarial and day-to-day office administration services to the Company for a monthly fee of HK$20,000. Anka is jointly owned by Wong Wah On Edward, Chief Executive Officer and Chairman, and Tam Cheuk Ho, Director. The term of the Anka Sharing Agreement coincides with the term of Anka’s lease with the landlord. In 2018, Anka’s lease with the unrelated landlord was extended for two years, from July 1, 2018 to June 30, 2020.

On January 1, 2018, our subsidiary Feishang Management signed an office sharing agreement (the “Feishang Sharing Agreement”) with Feishang Enterprise, a related company controlled by Mr. Li Feilie. Pursuant to the agreement, Feishang Management shares 40 square meters of the office premises. The agreement is for a term of 33 months, from January 1, 2018 to September 30, 2021. Monthly rental under the Feishang Sharing Agreement is CNY13,800.

Commercial transactions with related companies are summarized as follows:

	Years Ended December 31,
	2016	2017	2018
	CNY’000	CNY’000	CNY’000

CHNR’s share of office rental, rates and others to Anka Consultants Limited (“Anka”) (1)	953	1,316	1,442
Sales of equipment to Wuhu Industrial (2)	—	1,056	—
Purchase of raw ore from Empressa Minera Jacha Ura S.A. (“Jacha Uru”) (3)	20	240	—
Feishang Management’s share of office rental to Feishang Enterprise (4)	—	—	166

———————

(1)

Represents payments under the Anka Sharing Agreement.

(2)

On February 22, 2017, Wuhu Feishang signed an agreement with Wuhu Industrial, controlled by Mr. Li Feilie, to dispose of certain equipment with the carrying amount of CNY1.06 million. The disposal gain was CNY0.05 million.

(3)

In 2016 and 2017, Planta Metalurgica Antay Pacha S.A. (“Antay Pacha”) purchased copper ore from Jacha Uru, a copper mine located in Bolivia and controlled by Feishang Hesheng Investment Limited (“Feishang Hesheng).

(4)

Represents payments under the Feishang Sharing Agreement.

Balances with Related Parties

	As of December 31,
	2016	2017	2018
	CNY’000	CNY’000	CNY’000
Payables to related parties (5)
Jacha Uru (1)	1,298	—	—
Feishang Enterprise (2)	7,832	3,719	4,041
Feishang Hesheng (3)	11,877	10,028	—
Feishang Group (4)	12,565	11,573	6,973

———————

(1)

Payable to Jacha Uru for expenses paid on behalf of Antay Pacha and the purchase of copper ores from Jacha Uru. The balance is unsecured and interest-free.

(2)

Payable to Feishang Enterprise by Feishang Management for the net amount of loans from Feishang Enterprise. The balance is unsecured and interest-free. The balance is repayable when the Group is in a position to settle the amounts due without having a detrimental impact on the financial resources of the Group.

(3)

Payable to Feishang Hesheng for the acquisition of Double Grow International Limited (“Double Grow”), a former subsidiary of the Company, as well as the assumption of indebtedness due to Feishang Hesheng by Double Grow. The balance is unsecured and interest-free. The balance as at December 31, 2017 was repaid during 2018.

(4)

Payable to Feishang Group for the acquisition of Feishang Anthracite. The balance is unsecured and interest-free. The balance is repayable when the Group is in a position to settle the amounts due without having a detrimental impact on the financial resources of the Group.

(5)

Feishang Enterprise, Feishang Group, Feishang Hesheng and Jacha Uru are entities controlled by Mr. Li Feilie, the principal beneficial owner of the Company.

MATTERS APPROVED AND AUTHORIZED BY MAJORITY SHAREHOLDER

On October 25, 2019, Feishang Group Limited, the holder of 14,480,593, or approximately 58.1%, of our outstanding common shares (the “Majority Shareholder”), executed a written consent in lieu of meeting of Shareholders to (a) elect Wong Wah On Edward and Tam Cheuk Ho as Class III Directors and (b) confirm and ratify the appointment of Ernst & Young Hua Ming LLP as our independent registered public accounting firm for the year ending December 31, 2019. Mr. Li Feilie, our former President, Chief Executive Officer and Chairman, is the beneficial owner of the Majority Shareholder. The written consent provides that it is to become effective as soon as possible, but in no event sooner than 20 days following the date on which this Information Statement is first mailed to our Shareholders.

MATTER ONE

ELECTION OF CLASS III DIRECTORS

Directors serving on each class of our Board of Directors are elected to serve for a three-year term. The three-year terms of the Directors are staggered, so that each year the Directors of a different class are due to be elected at the annual meeting of Shareholders. Each Director is to hold office for a three-year term expiring immediately following the annual meeting of Shareholders held three years following the annual meeting at which he or she was elected. The following table reflects the current expiration date of the various classes of Director:

Class of Director	Current Expiration of Term

Class I	Immediately Following the 2020 Annual Meeting of Shareholders
Class II	Immediately Following the 2021 Annual Meeting of Shareholders
Class III	Immediately Following the 2019 Annual Meeting of Shareholders

As described above, the Majority Shareholder has executed a written consent in lieu of meeting to elect Wong Wah On Edward and Tam Cheuk Ho, the current Class III Directors, to serve as Class III Directors for three-year terms that are to expire immediately following the 2022 annual meeting of Shareholders. The biographies of the Class III Director-nominees are included elsewhere in this Information Statement.

Resolution Adopted

The Majority Shareholder has adopted the following resolution, to become effective as soon as possible, but in no event sooner than 20 days following the date on which this Information Statement is first mailed to our Shareholders:

RESOLVED, that Wong Wah On Edward and Tam Cheuk Ho are hereby elected as Class III Directors, to serve as such until immediately following the 2022 annual meeting of Shareholders, and until their successors are duly elected and qualified.

MATTER TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG HUA MING LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that we paid for audit and other services provided by Ernst & Young Hua Ming LLP, our independent registered public accounting firm, for fiscal years 2017 and 2018.

	Fiscal 2017		Fiscal 2018

Audit Fees	US$	307,375	US$	145,381
Audit-Related Fees		—		—
Tax Fees		—		—
All Other Fees		—		—

Total	US$	307,375	US$	145,381

Audit Fees — This category includes the audit of our annual financial statements and services that are normally provided by the independent registered public accountants in connection with engagements for those fiscal years.

Audit-Related Fees — This category consists of assurance and related services by the independent registered public accountants that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees — This category consists of professional services rendered by our independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees — This category consists of fees for other miscellaneous items.

The Audit Committee has adopted a procedure for pre-approval of all fees charged by our independent registered public accounting firm. Under the procedure, the Audit Committee approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the entire Committee, or, in the period between meetings, by a designated member of the Audit Committee. Any such approval by the designated member is disclosed to the entire Audit Committee at the next meeting. The audit fees paid to Ernst & Young Hua Ming LLP with respect to fiscal years 2017 and 2018 were approved by the Audit Committee.

Resolution Adopted

The Majority Shareholder has adopted the following resolution, to become effective as soon as possible, but in no event sooner than 20 days following the date on which this Information Statement is first mailed to our Shareholders:

RESOLVED, that the appointment of Ernst & Young Hua Ming LLP, as independent registered public accounting firm for the fiscal year ending December 31, 2019, is hereby confirmed and ratified.

SHAREHOLDER PROPOSALS

In order to be considered at the 2020 annual meeting of Shareholders, Shareholder proposals must be received by us no later than June 25, 2020. We are not obligated to present Shareholder proposals to the Majority Shareholder for consideration except to the extent described herein or as otherwise required by applicable law.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy or Information Statements with respect to two or more Shareholders sharing the same address by delivering a single proxy or Information Statement addressed to those Shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Shareholders and cost savings for companies. We and certain brokers household proxy materials, delivering a single proxy or Information Statement to multiple Shareholders sharing an address unless contrary instructions have been received from the affected Shareholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or Information Statement, or if you currently receive multiple proxy or Information Statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong.

ANNUAL REPORT ON FORM 20-F

A copy of our Annual Report on Form 20-F, including audited consolidated financial statements for years ended December 31, 2016, 2017 and 2018, accompanies this Information Statement.

WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Corporate Secretary, China Natural Resources, Inc., Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong.

We file annual reports and certain other information with the SEC. Our SEC filings are available over the Internet at the web site of the SEC at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents we file with the SEC at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the SEC public reference facilities.